Exhibit 99.1

Kopin Reports Second Quarter 2008 Financial Results

Strong Demand for Display and III-V Products Drives 18% Top-Line Growth

TAUNTON, Mass.--(BUSINESS WIRE)--Kopin Corporation (NASDAQ: KOPN) today announced financial results for the second quarter and six months ended June 28, 2008.

Total revenues for the second quarter of 2008 increased 18% to $25.8 million from $21.9 million for the comparable period of 2007. Display revenue increased 28% to $13.6 million from $10.7 million for the first quarter of 2007, while III-V revenue increased 9% to $12.2 million from $11.2 million in the same period of 2007. The increase in display revenue was driven by military product sales of $6.7 million and strong eyewear product sales, which totaled $1.6 million. For the second quarter of 2007, military and eyewear product sales were $2.3 million and $1.1 million, respectively. Display revenues from the sale of products for commodity consumer electronic applications (camcorders and digital still cameras) declined to $3.8 million in the second quarter of 2008 from $6.9 million in the second quarter of 2007.

Kopin narrowed its net loss for the second quarter of 2008 to $1.7 million, or $0.02 per share, from a net loss of $3.2 million, or $0.05 per share, for the second quarter of 2007. Financial results for the three months ended June 28, 2008 included an impairment charge of $0.7 million related to the Company’s equity investment in a non-marketable security. The impairment charge occurred after the Company reviewed the carrying value of the investment against comparable publicly traded companies and other data. In addition, included in selling, general and administrative expenses, Kopin recorded a $0.7 million reserve against receivables from an affiliated company, KTC, in the second quarter of 2008.

“Our strategic investments to expand manufacturing capacity, enhance manufacturing capability and improve yield produced measurable results in the second quarter, as our gross margin nearly doubled from the same period in 2007,” said Dr. John C.C. Fan, the Company’s president and chief executive officer. “The improved gross margin and increased revenue we delivered in the first half of 2008 also reflect Kopin’s increased focus on higher-value product applications across the CyberDisplay and III-V categories of our business and reduced participation in commodity consumer electronic applications.

“In the second quarter we continued our investment in military and eyewear products. The majority of our R&D expenses were related to qualification efforts associated with the Thermal Weapon Sight Bridge (TWS Bridge) program, Enhanced Night Vision Goggle (ENVG) program or display development activities which should benefit future military and commercial display programs,” Dr. Fan said. “We believe the TWS Bridge and ENVG programs are on track, and we anticipate shipping products to both programs in the fourth quarter of 2008. In addition, last month we commenced production of military products in our new Higher Level Assembly (HLA) facility.

“In our III-V product category, while revenue grew modestly in the second quarter, the long-term trends influencing this business are positive,” Dr. Fan said. “A recent study from the research firm Strategy Analytics noted that the market for GaAs (gallium arsenide) devices grew 17% in 2007, and that the overall metrics for the market remain strong. As one of the world’s largest merchant suppliers of GaAs-based transistors, Kopin is in an ideal position to capitalize as this segment continues to grow.

“Our integrated circuit partners are introducing new semiconductor solutions that address the performance demands of today’s wireless communications environment, and our HBTs and related technologies are playing an integral role in powering those products,” Dr. Fan said. “During the quarter, we announced the extension of our HBT purchase and supply agreement with our long-time partner, Skyworks Solutions. Under the agreement, Kopin will supply Skyworks with all of its 4-inch wafer requirements and the vast majority of its 6-inch requirements through July 2010. Our alliance not only covers a broad spectrum of III-V technologies, but also ensures that Skyworks and Kopin will continue to work collaboratively to improve manufacturing efficiencies and lower production costs.”

Six-Month Results

For the six months ended June 28, 2008, total revenues increased approximately 37% to $55.0 million from $39.9 million for the same period of 2007. Display revenue increased 56% to $30.7 million for the first six months of 2008 from $19.7 million for the first six months of 2007. Revenue from III-V products increased 20% to $24.3 million for the six months ended June 28, 2008 from $20.2 million for the comparable period of 2007.

Display revenue by category was as follows:

(in millions)	Six Months Ended
	June 28, 2008	June 30, 2007
Military Application	$14.0	$6.5
Consumer Electronic Application	10.1	10.6
Eyewear Application	3.2	2.1
Research & Development	3.4	0.5
Total	$30.7	$19.7

Kopin reduced its net loss for the first six months of 2008 to $0.7 million, or $0.01 per share, from a net loss of $6.5 million, or $0.10 per share, for the same period of 2007. As of June 28, 2008, cash and marketable securities totaled $81.5 million and the Company had no long-term debt.

Business Outlook

“Based on our strong top-line performance through the first two quarters of 2008, and our momentum heading into the second half of the year, we are on pace to achieve, and perhaps exceed, our full-year revenue guidance of $105 million to $115 million,” Dr. Fan said. “We have completed the expansion and enhancement of our facilities, including installation of a new 8-inch display processing line and an HLA military fab, and we are continuing our aggressive development of high-value products. We expect our III-V category to remain a consistently strong performer. Our recent expansion of III-V 6-inch wafer manufacturing capacity and capability should enable us to continue to enhance efficiency, reduce cost and introduce even higher performance HBT structures.

“In our CyberDisplay category, our role as a key supplier to critical programs such as TWS II and TWS Bridge, along with the U.S. Army’s investment in our display research and product development, demonstrates the military’s commitment to our technology for the long term,” Dr. Fan said. “The TWS Bridge and ENVG programs are scheduled to enter into production phases later this year. In the eyewear category, we expect the growing prevalence of mobile video entertainment and 3D gaming devices to attract new and more attractive product offerings to the market. We are encouraged by our strategic and market position and strive for continued top-line growth with improving gross margins.”

Second-Quarter Conference Call

In conjunction with its second-quarter 2008 financial results, Kopin will host a teleconference call for investors and analysts at 5:00 p.m. ET today. To hear the conference call, please dial (877) 407-5790 (U.S. and Canada) or (201) 689-8328 (International). The call will also be available as a live and archived audio webcast on the "Investors" section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation produces lightweight, power-efficient, ultra-small liquid crystal displays and III-V heterojunction bipolar transistors (HBTs) that are revolutionizing the way people around the world see, hear and communicate. Kopin has shipped more than 20 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and III-V technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

CyberDisplay and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Safe Harbor Statement

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to the expected timing of shipments for the TWS Bridge and ENVG programs; growth projections for the GaAs device market; the ability of Kopin and Skyworks to work collaboratively to improve manufacturing efficiencies and lower costs; Kopin’s forecast for 2008 that revenues will be in the range of, and perhaps exceed, $105 million to $115 million; the Company’s ability to continue to enhance efficiency, reduce cost and introduce higher performance HBT structures; and Kopin’s expectation for continued top-line growth with improving gross margins. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, manufacturing, marketing or other issues that may prevent either the adoption or rapid acceptance of products; competitive products and pricing; the risk that new product initiatives and other research and development efforts may not be successful; the loss of significant customers; the potential that costs to produce the Company’s microdisplay and HBT products will increase significantly, or that yields will decline; the potential that the Company’s revenue guidance and product forecasts will turn out to be wrong; the potential that military programs involving Kopin’s products will be delayed or cancelled; the potential that the Company’s military and commercial customers might be unable to ramp production volumes of their products; market acceptance of video eyewear, military systems, cellular phones or other products in which Kopin’s products are integrated; manufacturing delays, technical issues, economic conditions or external factors that may prevent the Company from achieving its financial guidance; potential claims or liability that could arise as a result of the Company’s restatement of its financial statements; potential additional write-downs of the Company’s equity investment; additional charges related to the Company’s investment in KTC; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 29, 2007, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended

	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Revenues:
Product revenues	$24,151,350	$21,278,494	$51,167,231	$39,154,987
Research and development revenues	1,688,119	591,534	3,837,410	844,522
	25,839,469	21,870,028	55,004,641	39,999,509
Expenses:
Cost of product revenues	18,675,332	18,801,078	39,007,603	34,031,181
Research and development	3,753,104	2,729,275	8,786,477	5,165,108
Selling, general and administrative	5,054,701	4,474,256	8,897,979	9,388,012
Impairment	700,000	-	700,000	-
	28,183,137	26,004,609	57,392,059	48,584,301

Loss from operations	(2,343,668)	(4,134,581)	(2,387,418)	(8,584,792)
Other income and (expense):
Interest and other income	1,236,424	1,174,826	2,628,089	2,359,093
Interest and other expense	(9,042)	(123,968)	(18,142)	(62,481)
	1,227,382	1,050,858	2,609,947	2,296,612

(Loss) income before income taxes, minority interest in income (loss) of subsidiary and equity loss in unconsolidated affiliate	(1,116,286)	(3,083,723)	222,529	(6,288,180)

Provision for income taxes	(208,000)	(45,179)	(419,001)	(90,358)

(Loss) income before minority interest in income (loss) of subsidiary and equity loss in unconsolidated affiliate	(1,324,286)	(3,128,902)	(196,472)	(6,378,538)

Minority interest in income (loss) of subsidiary	(207,927)	18,121	(361,645)	14,539
Equity loss in unconsolidated affiliate	(142,040)	(40,833)	(165,901)	(86,441)

Net loss	$(1,674,253)	$(3,151,614)	$(724,018)	$(6,450,440)

Net loss per share:
Basic	$(0.02)	$(0.05)	$(0.01)	$(0.10)
Diluted	$(0.02)	$(0.05)	$(0.01)	$(0.10)

Weighted average number of common shares outstanding:
Basic	67,731,514	67,526,233	67,736,736	67,497,114
Diluted	67,731,514	67,526,233	67,736,736	67,497,114

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	June 28,	December 29,
	2008	2007
ASSETS
Current assets:
Cash and marketable securities	$81,816,547	$93,304,317
Accounts receivable, net	23,420,437	15,127,408
Inventory	16,799,098	16,732,060
Prepaid and other current assets	2,952,081	1,981,958

Total current assets	124,988,163	127,145,743

Equipment and improvements, net	21,665,006	21,927,061
Other assets	11,333,571	11,981,173

Total assets	$157,986,740	$161,053,977

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,624,386	$12,379,831
Accrued expenses	6,206,394	6,660,720
Billings in excess of revenue earned	2,600,378	173,851

Total current liabilities	17,431,158	19,214,402

Lease commitments	848,881	805,797
Minority interest	3,430,402	3,549,369
Stockholders' equity	136,276,299	137,484,409

Total liabilities and stockholders' equity	$157,986,740	$161,053,977

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates, Inc.
Scott Solomon, 617-542-5300
Vice President
ssolomon@investorrelations.com